Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Quarterly Coal Sales Volumes, Revenues, Net Income and EBITDA and Record First Half Financial and Operating Results; Declares Quarterly Distribution of $0.56 Per Unit

TULSA, OKLAHOMA, July 30, 2007 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increases to coal sales volumes, revenues, net income and EBITDA for the second quarter ended June 30, 2007 (the “2007 Quarter”). Results for the 2007 Quarter benefited from a final settlement with ARLP’s insurance underwriters for claims relating to the December 2004 Excel No. 3 mine fire. This benefit was partially offset by increased compliance costs and reduced productivity associated with the interpretation and enforcement of recently enacted federal and state mine safety regulations.

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.56 per unit for the 2007 Quarter. The 2007 Quarter distribution equates to an annualized rate of $2.24 per unit and will be paid on August 14, 2007, to all unitholders of record as of August 7, 2007. The announced distribution represents a 3.7% increase over the $0.54 per unit cash distribution for the first quarter of this year and a 12.0% increase over the quarter ended June 30, 2006 (the “2006 Quarter”) cash distribution of $0.50 per unit. Increases to ARLP’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Alliance Resource Partners achieved several significant milestones during the first six months of 2007,” said Joseph W. Craft III, President and Chief Executive Officer. “While we delivered record operating and financial performance, our mines continued to be among the safest in the industry as we again posted the best safety results in the history of ARLP. In addition, the Providence reserve acquisition further strengthened our position in the growing Illinois Basin market. Our sustained high level of performance and growth led to Alliance climbing to number fourteen on BusinessWeek’s annual list of '100 Hot Growth Companies,' our fifth consecutive year in the rankings.”

“These results were accomplished despite reduced production capacity utilization in the 2007 Quarter,” said Craft. “ARLP’s coal production was lower than anticipated as we exercised discipline in an oversupplied market and experienced production interruptions due to compliance efforts in response to extensive changes in federal regulatory safety standards. Looking ahead, improved market conditions have recently resulted in additional sales commitments of approximately 500,000 tons for 2007 and we do not anticipate our safety compliance efforts to result in continuing production interruptions. As a result, we expect to return to full production capacity for the remainder of 2007”

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Consolidated Financial Results

Net income for the 2007 Quarter increased 14.0% to $46.2 million, or $1.03 of adjusted net income per diluted limited partner unit, compared to net income for the 2006 Quarter of $40.6 million, or $0.94 of adjusted net income per diluted limited partner unit. A final settlement with insurance underwriters for claims relating to the Excel No. 3 mine fire resulted in a $12.3 million increase to net income in the 2007 Quarter, as ARLP recorded a net gain from insurance settlement of approximately $11.5 million and a reduction in operating expenses of approximately $0.8 million. (See ARLP Press Releases dated December 27, 2004, January 7, January 14, February 21, and March 3, 2005.) EBITDA rose 17.8% in the 2007 Quarter to $70.5 million, compared to 2006 Quarter EBITDA of $59.9 million. (ARLP’s use of adjusted net income per limited partner unit is consistent with the methodology generally used by securities analysts and consensus estimates. For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Driven by higher average coal sales prices and coal sales volumes, revenues for the 2007 Quarter increased 19.0% to $263.3 million, compared to $221.3 million for the 2006 Quarter. Average coal sales prices per ton rose approximately 4.6% to $38.60 per ton sold, while coal sales volumes increased 12.7% to 6.3 million tons, compared to the 2006 Quarter. Primarily reflecting production interruptions related to compliance efforts in response to emergency federal safety standards, coal production volumes declined to 5.6 million tons in the 2007 Quarter.

Operating expenses in the 2007 Quarter increased to $178.0 million, compared to $140.9 million in the 2006 Quarter. As anticipated, operating expenses at the Mettiki mining complex increased $17.1 million, primarily due to the higher cost structure of mining in West Virginia compared to Maryland. ARLP completed the transition of longwall operations to the Mountain View mine from the depleted Mettiki mine in the fourth quarter of 2006. Operating expenses also rose by $10.1 million at the Elk Creek mine, primarily as a result of the mine operating at increased production capacity in the 2007 Quarter compared to development activity during the 2006 Quarter. Compliance efforts associated with recently enacted mine safety regulations, increased labor related expenses, materials and supply costs and sales related expenses also contributed to higher operating expenses in the 2007 Quarter.

General and administrative expenses increased during the 2007 Quarter to $8.3 million from $7.1 million during the 2006 Quarter, primarily as a result of higher salaries, wages and unit-based compensation expenses. Increased capital spending related to ARLP’s growth initiatives resulted in higher depreciation, depletion and amortization expense, which rose $5.1 million during the 2007 Quarter to $21.4 million.

For the six months ended June 30, 2007 (the “2007 Period”), ARLP reported records for tons produced and sold, revenues, net income and EBITDA. Net income for the 2007 Period increased 3.4% to $91.8 million, compared to net income of $88.8 million for the six months ended June 30, 2006 (the “2006 Period”). Revenues for the 2007 Period rose 13.2% to $520.4 million and coal sales volumes increased 6.7% to 12.5 million tons, as compared to $459.6 million and 11.7 million tons for the 2006 Period, respectively. 2007 Period revenues also benefited from higher average

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coal sales prices per ton, which increased 6.4% to $38.63 per ton compared to the 2006 Period. EBITDA for the 2007 Period climbed 10.3% to $138.6 million, compared to EBITDA of $125.7 million for the 2006 Period. Total coal production increased during the 2007 Period to 12.2 million tons, compared to 12.1 million tons of coal produced during the 2006 Period. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

Financial results for the 2007 Period benefited from the net gain and reduced operating expenses attributable to the final settlement on insurance claims associated with the Excel No. 3 mine fire discussed above. ARLP’s year-to-date financial results were negatively impacted by higher operating expenses and outside purchases and increased depreciation, depletion and amortization, as discussed above.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (4)
	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr
Tons sold (millions)	4.503	3.923	0.919	0.906	0.857	0.741	6.279	5.570
Coal sales price per ton (1)	$34.02	$34.01	$57.00	$52.32	$41.84	$29.51	$38.60	$36.90
Segment Adjusted EBITDA Expense per ton (2)	$25.41	$23.25	$40.69	$39.35	$36.49	$20.92	$29.53	$26.10
Segment Adjusted EBITDA (millions) (3)	$46.4	$47.4	$26.5	$11.7	$5.7	$6.9	$78.8	$67.0

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.
(3)	For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

Increased Illinois Basin and Northern Appalachian sales tons drove ARLP’s coal sales volumes higher in the 2007 Quarter to 6.3 million tons, compared to 5.6 million tons of coal sold in the 2006 Quarter. During the 2007 Quarter, Illinois Basin coal sales volumes increased 14.8% to 4.5 million tons, compared to the 2006 Quarter. Higher Illinois Basin sales volumes were primarily attributable to increased production capacity at the Elk Creek mine, increased productivity at the Warrior mine, and higher sales from inventory during the 2007 Quarter. Partially offsetting these increases, Illinois Basin coal sales volumes were negatively impacted by additional processing required at the Gibson and Elk Creek mines as a result of adverse geologic conditions encountered at these operations during the 2007 Quarter. Coal sales volumes in the Northern Appalachian region increased 15.7%, primarily as a result of higher sales from inventory during the 2007 Quarter compared to the 2006 Quarter.

Average coal sales price per ton increased 4.6% in the 2007 Quarter to $38.60, compared to an average coal sales price per ton of $36.90 realized during the 2006 Quarter. Average coal sales prices in the Northern Appalachian region increased 41.8% per ton as a result of new coal sales contracts, which reflect the impact of anticipated higher operating costs at the Mountain View mining operation. Primarily as a result of improved contract pricing, sales prices per ton in the Central Appalachian region increased 8.9% during the 2007 Quarter, compared to the 2006 Quarter.

Total Segment Adjusted EBITDA Expense per ton increased 13.1% during the 2007 Quarter to $29.53 per ton sold, as compared to the 2006 Quarter. Reduced production and higher operating expenses associated with the new mine safety standards negatively impacted Segment Adjusted

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EBITDA Expense per ton in all regions. Higher Segment Adjusted EBITDA Expense per ton in the Northern Appalachian region reflects the previously discussed increased operating costs at the Mountain View mine, primarily due to higher transportation cost, West Virginia severance taxes and the loss of certain Maryland state tax benefits. Segment Adjusted EBITDA Expense per ton in the Northern Appalachian region was also impacted by a longwall move in the 2007 Quarter. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

“Long-term supply/demand fundamentals for scrubber quality coal remain favorable and ARLP continues to see significant growth opportunities for high-sulfur coal in the Illinois Basin and Northern Appalachian regions,” said Mr. Craft. “The installation of scrubbers in the markets ARLP serves appears to be moving forward as expected and we continue to receive positive indications of demand from potential customers for production from our organic growth projects. We recently executed a contract to begin construction of the slope and shaft at our River View project and we remain focused on securing the coal sales commitments necessary to allow development of River View and our other growth projects ahead of the anticipated increase in demand for Illinois Basin and Northern Appalachian coal.”

Capital expenditures in the 2007 Quarter totaled $91.8 million, including capital associated with the Providence reserve acquisition. (See ARLP Press Release dated June 20, 2007.) Total capital expenditures for the 2007 full year are currently estimated in a range of $175.0 to $185.0 million.

Reflecting results for the 2007 Period and based on its current outlook for the remainder of the year, ARLP is anticipating 2007 guidance ranges for revenues, excluding transportation revenues, $985.0 to $1,015.0 million; EBITDA, $255.0 to $285.0 million; and net income, $155.0 to $185.0 million. As the interpretation and enforcement of new federal and state mine safety regulations continue to evolve, the cost of implementing these regulations over the remainder of 2007 could push ARLP’s financial and operating results toward the lower end of current guidance ranges.

As a result of lower production capacity utilization in the 2007 Quarter, ARLP is currently anticipating coal production for 2007 in a range of 24.3 to 24.8 million tons. For 2007, ARLP has secured sales and price commitments for approximately 24.0 million tons. Sales commitments for approximately 19.1 million tons and 15.4 million tons have been secured for 2008 and 2009, respectively, of which approximately 4.3 million tons and 9.7 million tons are currently open to market pricing in 2008 and 2009, respectively.

Guidance ranges for 2007 net income include an estimated benefit of approximately $25.0 to $27.0 million from ARLP’s various coal synfuel-related agreements. Net income from ARLP’s various coal synfuel-related agreements was approximately $8.8 million and $16.9 million in the 2007 Quarter and 2007 Period, respectively. Realization of future synfuel related benefits could be reduced if non-conventional synfuel tax credits become unavailable to the owners of the coal synfuel facilities due to a rise in the price of crude oil or otherwise. The non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

A conference call regarding ARLP’s 2007 Quarter financial results is scheduled for today at 11am Eastern. To participate, dial (866) 203-3206 and provide passcode 73565583. International callers should dial (617) 213-8848. Investors may also listen to the call via the “investor information” section of ARLP's website at http://www.alrp.com.”

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation's only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with asset retirement obligations and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for asset retirement obligations as well as workers’ compensation and black lung benefits; coal market's share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions; the impact from provisions of The Energy Policy Act of 2005; replacement of coal reserves; a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Tons sold	6,279	5,570	12,457	11,672
Tons produced	5,638	5,802	12,195	12,050

SALES AND OPERATING REVENUES:
Coal sales	$242,364	$205,513	$481,234	$423,725
Transportation revenues	10,606	8,956	19,285	18,990
Other sales and operating revenues	10,339	6,835	19,861	16,909

Total revenues	263,309	221,304	520,380	459,624

EXPENSES:
Operating expenses	177,968	140,877	344,957	292,887
Transportation expenses	10,606	8,956	19,285	18,990
Outside purchases	7,607	4,705	13,873	8,231
General and administrative	8,266	7,091	16,195	14,249
Depreciation, depletion and amortization	21,425	16,288	41,218	31,010
Net gain from insurance settlement	(11,491)	—	(11,491)	—

Total operating expenses	214,381	177,917	424,037	365,367

INCOME FROM OPERATIONS	48,928	43,387	96,343	94,257
Interest expense	(2,842)	(3,439)	(5,660)	(6,588)
Interest income	569	909	1,103	1,813
Other income	167	197	1,068	468

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	46,822	41,054	92,854	89,950
INCOME TAX EXPENSE	670	547	1,244	1,306

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	46,152	40,507	91,610	88,644
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	—	—	112
MINORITY INTEREST	85	43	167	43

NET INCOME	$46,237	$40,550	$91,777	$88,799

GENERAL PARTNERS’ INTEREST IN NET INCOME	$8,326	$6,090	$15,937	$10,934

LIMITED PARTNERS’ INTEREST IN NET INCOME	$37,911	$34,460	$75,840	$77,865

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.80	$0.73	$1.60	$1.56

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.80	$0.72	$1.59	$1.55

DISTRIBUTIONS PAID PER COMMON UNIT	$0.54	$0.46	$1.08	$0.92

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,550,659	36,426,306	36,545,600	36,426,306

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,794,912	36,797,407	36,782,509	36,780,300

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,652	$36,789
Trade receivables, net	86,511	96,558
Other receivables	3,236	3,378
Due from affiliates	117	25
Marketable securities	—	260
Inventories	27,105	20,224
Advance royalties	3,316	4,629
Prepaid expenses and other assets	3,963	8,225

Total current assets	141,900	170,088

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	899,008	819,991
Less accumulated depreciation, depletion and amortization	(387,923)	(383,284)

Total property, plant and equipment, net	511,085	436,707

OTHER ASSETS:
Advance royalties	28,169	22,135
Other long-term assets	14,740	6,032

Total other assets	42,909	28,167

TOTAL ASSETS	$695,894	$634,962

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$53,559	$57,879
Due to affiliates	614	1,414
Accrued taxes other than income taxes	14,880	14,618
Accrued payroll and related expenses	13,585	14,698
Accrued interest	4,362	4,264
Workers’ compensation and pneumoconiosis benefits	7,723	7,704
Current capital lease obligation	373	339
Other current liabilities	7,494	13,786
Current maturities, long-term debt	18,585	18,000

Total current liabilities	121,175	132,702

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	149,000	126,000
Pneumoconiosis benefits	27,884	26,315
Accrued pension benefit	7,699	6,191
Workers’ compensation	46,021	38,488
Asset retirement obligations	48,682	47,825
Due to affiliates	1,354	994
Long-term capital lease obligation	1,327	1,512
Minority interest	672	839
Other liabilities	6,615	5,616

Total long-term liabilities	289,254	253,780

Total liabilities	410,429	386,482

COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited Partners—Common Unitholders 36,550,659 and 36,419,847 units outstanding, respectively	584,311	549,005
General Partners' deficit	(292,019)	(293,569)
Accumulated other comprehensive income	(6,827)	(6,956)

Total Partners’ Capital	285,465	248,480

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$695,894	$634,962

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$141,372	$128,820

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(69,170)	(92,017)
Changes in accounts payable and accrued liabilities	(7,315)	(1,786)
Proceeds from sale of property, plant and equipment	3,048	510
Proceeds from insurance settlement for replacement assets	2,511	—
Purchase of marketable securities	—	(19,187)
Proceeds from marketable securities	260	44,018
Payment for acquisition of coal reserves and other assets	(53,309)	—
Payment for acquisition of business	—	(1,648)
Advances on Gibson rail project	(5,888)	—

Net cash used in investing activities	(129,863)	(70,110)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	23,585	—
Payments on capital lease obligation	(151)	—
Payment of debt issuance cost	—	(690)
Equity contribution received by Mid-America Carbonates, LLC	—	1,000
Cash contribution by General Partners	91	—
Distributions paid to Partners	(54,171)	(42,474)

Net cash used in financing activities	(30,646)	(42,164)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(19,137)	16,546
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,789	32,054

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$17,652	$48,600

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$6,074	$6,934

Income taxes	$2,175	$1,900

NON-CASH INVESTING ACTIVITY:
Purchase of property, plant and equipment	$4,824	$7,577

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, cumulative effect of accounting change and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, and cumulative effect of accounting change and minority interest.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2007	2006	2007E Midpoint
Cash flows provided by operating activities	$72,367	$61,180	$141,372	$128,820	$251,000
Long-term incentive plan	(780)	(865)	(1,386)	(1,922)	(3,100)
Asset retirement obligations	(613)	(524)	(1,218)	(1,025)	(2,200)
Coal inventory adjustment to market	(524)	(986)	(939)	(2,122)	—
Net gain (loss) on sale of property, plant and equipment	842	(34)	846	384	—
Gain from insurance recoveries for property damage	2,357	—	2,357	—	2,400
Gain from insurance settlement proceeds received in a prior period	5,088	—	5,088	—	5,100
Other	(46)	(270)	(93)	(412)	(300)
Net effect of working capital changes	(11,114)	(1,706)	(13,199)	(4,069)	4,100
Interest expense, net	2,273	2,530	4,557	4,775	10,200
Income taxes	670	547	1,244	1,306	2,800

EBITDA	70,520	59,872	138,629	125,735	270,000
Depreciation, depletion and amortization	(21,425)	(16,288)	(41,218)	(31,010)	(86,800)
Interest expense, net	(2,273)	(2,530)	(4,557)	(4,775)	(10,200)
Income taxes	(670)	(547)	(1,244)	(1,306)	(2,800)
Cumulative effect of accounting change	—	—	—	112	—
Minority interest	85	43	167	43	(200)

Net income	$46,237	$40,550	$91,777	$88,799	$170,000

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	Three Months Ended June 30,
	2007	2006
EBITDA	$70,520	$59,872
General and administrative	8,266	7,091

Segment Adjusted EBITDA	$78,786	$66,963

Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present "adjusted net income per limited partner unit," as reflected in the table below. "Adjusted net income per limited partner unit," is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions, and

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Income per Limited Partner Unit:
Basic	$0.80	$0.73	$1.60	$1.56
Diluted	$0.80	$0.72	$1.59	$1.55
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6:
Basic	$0.24	$0.22	$0.48	$0.58
Diluted	$0.23	$0.22	$0.47	$0.57
Adjusted Net Income per Limited Partner Unit:
Basic	$1.04	$0.95	$2.08	$2.14
Diluted	$1.03	$0.94	$2.06	$2.12

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